Exhibit 10.1

Execution Version

Published CUSIP Number: 41086PAE5

Revolving Credit CUSIP Number: 41086PAF2

U.S. $200,000,000

CREDIT AGREEMENT

Dated as of August 2, 2011

among

THE HANOVER INSURANCE GROUP, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

WELLS FARGO SECURITIES, LLC

and

BARCLAYS CAPITAL

as Joint Lead Arrangers and Joint Lead Bookrunners

BARCLAYS CAPITAL

as Syndication Agent

BRANCH BANKING AND TRUST COMPANY,

JPMORGAN CHASE BANK, N.A., and

LLOYDS TSB BANK PLC,

as Co-Documentation Agents

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Fronting Bank and L/C Agent

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

Section 8.14	USA PATRIOT Act	85
Section 8.15	Maximum Rate	86

iii

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Syndicated Letter of Credit
Exhibit C-2	Form of Participated Letter of Credit
Exhibit C-3	Form of Letter of Credit Notice
Exhibit D	Form of Note
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Compliance Certificate

SCHEDULES

Schedule I	Lenders and Commitments
Schedule II	Financial Debt; Liens
Schedule III	Subsidiaries
Schedule IV	Burdensome Agreements

THIS CREDIT AGREEMENT (this “Agreement”) dated as of August 2, 2011 among THE HANOVER INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Agent and Fronting Bank for the Lenders.

The Borrower has requested that the Lenders (as hereinafter defined) make available to Borrower a revolving credit facility in the aggregate principal amount of $200,000,000 (as the same may be increased as hereinafter provided) for the general corporate purposes of the Borrower and its subsidiaries, and the Lenders are prepared to make available to the Borrower the credit facility described hereunder subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“ABR” means a fluctuating interest rate which shall at any time be equal to the highest of:

(a) the Prime Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in such Prime Rate;

(b) 1/2 of 1% per annum above the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate; and

(c) The Eurodollar Rate (giving effect to any adjustment pursuant to Section 2.07(c)) for an Interest Period of one month plus 1% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change of such Eurodollar Rate.

“ABR Loan” means, at any time, a Loan which bears interest at rates based upon the ABR.

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) Control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquires Control of a more than 50% ownership interest in any such Person.

“Additional Commitment Lender” has the meaning specified in Section 2.05(c)(iv).

“Additional Lender” has the meaning specified in Section 2.05(b).

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 7.01.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Person” has the meaning specified in Section 2.16.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt, any Lloyd’s syndicate which is not a legal entity and has no power to enter into contracts or other binding obligations shall not be deemed to be an Affiliate of the Borrower.

“Agent Affiliates” has the meaning specified in Section 8.02(b)(iii).

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Loan.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings (S&P/Moody’s)	Applicable Margin For Eurodollar Loans / Letter of Credit Fee	Applicable Margin for ABR Loans	Commitment Fee
1	BBB+/Baa1 or above	1.500%	0.500%	0.200%
2	BBB/Baa2	1.625%	0.625%	0.225%
3	BBB-/Baa3	1.875%	0.875%	0.275%
4	BB+/Ba1 or below	2.125%	1.125%	0.350%

“Debt Rating” means, as of any date of determination, the rating of the Borrower’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s and Moody’s; provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply, (iii) if the Borrower has only one Debt Rating, the Pricing Level for that Debt Rating shall apply, and (iv) if the Borrower does not have any Debt Rating, Pricing Level 4 shall apply.

Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective on the date on which the relevant change in such rating is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower or any of its Subsidiaries provides to the Administrative Agent hereunder or pursuant to the transactions contemplated hereby which is distributed to the Administrative Agent, any Lead Arranger or the Lenders by means of electronic communications pursuant to Section 8.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B.

“Assignment Taxes” has the meaning specified in Section 2.14(b).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Beneficial Owner” means the beneficial owner, for U.S. federal income tax purposes, of a payment to which any U.S. federal withholding tax relates.

“Borrowing” means a borrowing consisting of Loans of the same Type made by the Lenders at the same time pursuant to Section 2.01.

“Burdensome Agreement” has the meaning specified in Section 5.03(g).

“Business Day” means a day on which banks are not required or authorized to close in New York City and Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank market.

“Cash Collateral Account” has the meaning specified in Section 2.03(f).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Fronting Bank (as applicable) and the Lenders, as collateral for the Letter of Credit Exposure or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Fronting Bank benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Fronting Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to said Act), directly or indirectly, of more than 35% of the Voting Shares of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the board of directors of the Borrower shall no longer be composed of individuals (i) who were members of said board on the first day of such period or (ii) whose election or nomination to said board was approved by a majority of the board of the directors of the Borrower, which members comprising such majority were either the individuals referred to in clause (i) or whose election or nomination was previously so approved.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“CIC” means Citizens Insurance Company of America, a property and casualty insurance company organized under the laws of Michigan as a corporation.

“CitySquare Project” means the CitySquare development in Worcester, Massachusetts as described in Form 10-K of The Hanover Insurance Group, Inc. for the fiscal year ended December 31, 2010.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, to make Loans and to issue and/or participate in Letters of Credit in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule I, as such amount may be reduced, increased or terminated from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.04(a).

“Commitment Termination Date” means August 2, 2015, as the same may be extended pursuant to Section 2.05(c); provided that if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

“conservator” has the meaning specified in Section 6.01(f).

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Loans from one Interest Period to the next Interest Period pursuant to Section 2.09(b).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” has a correlative meaning.

“Controlled Investment Affiliate” means, as to any future, present, or former employee, director, officer or consultant of the Borrower and its Subsidiaries, any other Person, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity investments in the Borrower or its Subsidiaries.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08 or Section 2.09(a).

“Credit Exposure” means, with respect to any Lender at any time, the amount of the sum of (i) the aggregate principal amount of all Loans made by such Lender that are outstanding at such time and (ii) such Lender’s Letter of Credit Exposure at such time.

“Credit Extension” means either of the following: (i) a Borrowing of Loans and (ii) the Issuance of any Letter of Credit.

“CSL” means Chaucer Syndicates Limited.

“Debt” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and not overdue by more than 90 days), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) Debt of others secured by a Lien on the Property of such Person, whether or not the Debt so secured has been assumed by such Person, (f) obligations of such Person under Guaranties in respect of Debt of others, (g) without duplication, (A) obligations of such Person in respect of Hybrid Securities (disregarding clause (ii) of the definition thereof) and (B) in each case, Disqualified Equity Interests (disregarding clause (ii) of the definition thereof) and Preferred

Securities (disregarding clause (ii) of the definition thereof) requiring repayments, prepayments, mandatory redemptions or repurchases prior to 91 days after the Commitment Termination Date, with the amount of Debt represented by such Disqualified Equity Interest or Preferred Security being equal to the greater of its voluntary or involuntary liquidation amount and its maximum fixed repurchase price or redemption amount, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (i) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date and (j) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (i) has failed to (A) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent (specifically identified and including the particular default, if any) to funding has not been satisfied, or (B) pay to the Administrative Agent, the Fronting Bank, the L/C Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (ii) has notified the Borrower, the Administrative Agent, the Fronting Bank or L/C Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent (specifically identified and including the particular default, if any) to funding cannot be satisfied, (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender

(or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, the Fronting Bank, the L/C Agent and each Lender.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as the rights of holder thereof upon the occurrence of a change of control or asset sale event shall be subject to (1) the prior repayment in full of the Loans and all other Obligations that are accrued and payable, (2) the termination of the Commitments and (3) the Cash Collateralization all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) in an amount of cash equal to 103% of the aggregate Stated Amount thereof), (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Equity Interest referred to in (a) or (b) above, and (ii) requires no such repayments, prepayments, mandatory redemptions or repurchases, in each case in the foregoing clauses (a), (b) and (c), prior to 91 days after the Commitment Termination Date; provided that (1) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (2) no such Equity Interests held by any future, present or former employee, director, officer or individual consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any of its Subsidiaries) shall be considered Disqualified Equity Interests because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” and “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any other Person (other than a natural person) approved by the Administrative Agent, the Fronting Bank, and, unless an Event of Default has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of Equity Interests, other than (a) any such issuance or sale by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, (b) any capital contribution by the Borrower or a Wholly-Owned Subsidiary of the Borrower to any Subsidiary of the Borrower, (c) stocks, warrants, options or other rights to obtain Equity Interests issued to directors, officers, consultants and other employees of the Borrower or any of its Subsidiaries or (d) any sale or disposition of a non-Material Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code which could reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Loan” means, at any time, a Loan which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Loan, an interest rate per annum equal to (a) the rate per annum for deposits in Dollars having a maturity closest to such Interest Period which appears on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on Reuters Page LIBOR01 or ceases to be available thereat, the rate determined by the Administrative Agent to be the offered rate on such other commercially available page or service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) in Dollars having a maturity closes to such Interest Period determined as of approximately 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars having a maturity closest to such Interest Period are offered to the principal London office of first class banks in the London interbank market as of approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period in minimum amounts of at least $5,000,000.

“Eurodollar Rate Reserve Percentage” of any Lender means, for any Interest Period for any Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comparable to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Commitment Termination Date” has the meaning specified in Section 2.05(c)(i).

“Extending Lender” has the meaning specified in Section 2.05(c)(ii).

“FATCA” means sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections or any amended or successor version thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it after consultation with the Borrower.

“Fee Letters” means (i) the letter agreement from Wells Fargo and Wells Fargo Securities, LLC to the Borrower, dated June 3, 2011, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time, and (ii) the letter agreement between Barclays Bank PLC and the Borrower, dated June 3, 2011, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Financial Debt” means, without duplication, Debt of the kinds set forth in clauses (a), (b), (d) or (g) of the definition of Debt, or of the kinds set forth in clauses (e) or (f) thereof to the extent relating to Debt of the type referred to in (a), (b), (d) and (g) of the definition thereof.

“Fronting Bank” means Wells Fargo, in its capacity as issuer of Participated Letters of Credit, together with its respective successors and permitted assigns in such capacity.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Letter of Credit Exposure with respect to Letters of Credit issued by the Fronting Bank other than such portion of such Defaulting Lender’s Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt; provided that the term “Guaranty” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) credit insurance or payment obligations under insurance policies or surety bonds issued by the Borrower and its Subsidiaries in the ordinary course of business.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“HIC” means The Hanover Insurance Company, a property and casualty insurance company organized under the laws of New Hampshire as a corporation.

“Hybrid Securities” means securities (i) that afford equity benefit to the issuer thereof (under the procedures and guidelines of Standard & Poor’s) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Commitment Termination Date.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Commitment Date” has the meaning specified in Section 2.05(b).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Insurance Regulatory Authority” means, for any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state or other jurisdiction in which such Insurance Subsidiary is domiciled (including “commercially domiciled” as that term is defined under relevant state law), including, for the avoidance of doubt, the Society and Corporation of Lloyd’s.

“Insurance Subsidiary” means a Subsidiary of the Borrower that is licensed to do an insurance or reinsurance business.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on the date such Eurodollar Loan is made or Continued, or Converted from an ABR Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three, six, or with the consent of the Administrative Agent, other periods (provided that any such other period is available to all Lenders) as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i) the Borrower may not select any Interest Period that ends after the Commitment Termination Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” has the meaning specified in Section 2.14(e).

“Issue” means, with respect to any Letter of Credit, to issue, to amend in a manner which extends the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings, provided that the term “Issue” shall not include the automatic renewal of a Letter of Credit in accordance with its terms.

“Issuing Bank” means, (i) with respect to any Participated Letter of Credit, the Fronting Bank and (ii) with respect to a Syndicated Letter of Credit, each Lender in its capacity as the issuer of such Syndicated Letter of Credit.

“L/C Advance” has the meaning specified in Section 2.03(b)(v).

“L/C Agent” means Wells Fargo, and its successors and permitted assigns in such capacity.

“L/C Disbursement” means (i) with respect to any Participated Letter of Credit, a payment made by the Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.

“L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit, if the Borrower receives notice from the Administrative Agent of any L/C Disbursement prior to 12:00 p.m., Charlotte, North Carolina time, on any Business Day, such Business Day and if such notice is received after 12:00 p.m., Charlotte, North Carolina time, on any Business Day, the following Business Day.

“Lead Arrangers” means Wells Fargo Securities, LLC and Barclays Capital, the investment banking division of Barclays Bank PLC, as joint lead arrangers and joint lead bookrunners in connection herewith.

“Lenders” means the Lenders listed on the signature pages hereof and each Person that shall become a party hereto as a “Lender” pursuant to Sections 2.05 or 8.06.

“Letter of Credit” means any standby letter of credit Issued hereunder, whether Issued as a Syndicated Letter of Credit or Participated Letter of Credit, and “Letters of Credit” means all of the foregoing.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any application therefor and any other documents attached thereto.

“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the amount equal to the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time.

“Letter of Credit Fee” has the meaning set forth in Section 2.04(d).

“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context may require.

“Letter of Credit Subcommitment” means $50,000,000 or, if less, the aggregate Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Leverage Ratio” means, at any time, the ratio of (i) Modified Total Debt to (ii) Total Capitalization.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan” has the meaning set forth in Section 2.01(a).

“Loan Documents” means this Agreement, any Notes, the Letter of Credit Documents, and the Fee Letters, in each case as amended, modified, supplemented or restated from time to time.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Majority Lenders” means, at any time, Lenders whose Commitments (or, after the termination of the Commitments, Credit Exposure) represent more than 50%, at such time, of the aggregate Commitments (or, after the termination of the aggregate Commitments, the aggregate Credit Exposure at such time); provided, that the Commitment of, and the portion of the outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or effect on (i) the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement, or (iii) the legality, validity or enforceability of this Agreement.

“Material Debt” has the meaning specified in Section 6.01(d).

“Material Insurance Subsidiary” means any of CIC, HIC and CSL and any other Insurance Subsidiary that constitutes a Material Subsidiary.

“Material Subsidiary” means any Subsidiary of the Borrower, other than any Subsidiary the book value of whose assets do not constitute more than 5% of the book value (determined on a Consolidated basis) of the total assets of the Borrower and its Subsidiaries.

“Modified Total Debt” means, at any time, the sum of the following:

(a) Total Debt plus

(b) Without duplication, the amount (if any) by which (i) the aggregate outstanding amount of all Hybrid Securities that is attributed to Net Worth pursuant to clause (b) of the definition of “Net Worth” plus (ii) the portion of all Preferred Securities issued by the Borrower or any Subsidiary that is deemed to constitute equity, as determined in accordance with Standard & Poor’s methodology at such time plus (iii) the portion of all Disqualified Equity Interests issued by the Borrower or any Subsidiary that is deemed to constitute equity, as determined in accordance with Standard & Poor’s methodology at such time, exceeds 15% of Total Capitalization.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit-enhanced, long-term debt obligations then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing substantially similar advisory, coordination or other like functions among insurance departments, insurance commissions and similar governmental authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such governmental authorities.

“Net Equity Proceeds” means, with respect to any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of all reasonable fees and expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Net Worth” means, at any time, the sum of the following for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP):

(a) total shareholders’ equity of the Borrower determined in accordance with GAAP; provided that the net unrealized appreciation and depreciation of securities that are classified as available for sale and are subject to ASC 320 shall be excluded, plus

(b) without duplication of clauses (c) and (d) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Hybrid Securities that is deemed to constitute equity, as determined in accordance with Standard & Poor’s methodology at such time, minus

(c) without duplication of clauses (b) and (d) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Preferred Securities that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time, minus

(d) without duplication of clauses (b) and (c) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Disqualified Equity Interests that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” has the meaning specified in Section 2.18.

“Notice Date” has the meaning specified in Section 2.05(c)(ii).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender, the Fronting Bank, the L/C Agent, the Issuing Banks or any

other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“Other Taxes” has the meaning specified in Section 2.14(b).

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“Participated L/C Honor Date” has the meaning specified in Section 2.03(b)(vi).

“Participated L/C Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Participated Letter of Credit Notice” has the meaning given to such term in Section 2.03(b)(ii).

“Participated Letters of Credit” means Letters of Credit issued by the Fronting Bank under Section 2.03(b)(i).

“Permitted Liens” means any of the following Liens:

(a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments or orders for the payment of money but only to the extent not resulting in an Event of Default under Section 6.01(g) hereof;

(c) pledges or deposits made (i) in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions, other social security legislation and other statutory obligations and in each case in compliance therewith, (ii) to secure in the ordinary course of business the performance of bids, tenders, contracts or leases, (iii) to secure statutory obligations, surety and customs bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) in the ordinary course of business, (iv) to secure stay and appeal bonds, (v) to secure indemnity, performance or other similar bonds in the ordinary course of business, or (v) in connection with contested amounts in the ordinary course of business;

(d) encumbrances in the nature of (i) easements, (ii) rights-of-way, (iii) zoning restrictions or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property, (iv) leases and subleases (other than any capital leases or synthetic leases), and licenses and sublicenses, (v) encroachments, protrusions and other similar encumbrances and restrictions on the use of real property or minor imperfections in title thereto, (vi) landlords’ and lessors’ Liens on rented premises, and (vii) restrictions on transfers or assignment of leases, which in each case do not secure monetary obligations and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance or reinsurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

(f) deposits with Insurance Regulatory Authorities;

(g) Liens securing obligations under letters of credit issued for the benefit of Insurance Regulatory Authorities and letters of credit issued in support of funds at the Society and Corporation of Lloyd’s requirements, including as permitted under Section 5.03(a)(xiv);

(h) Liens granted in connection with Securitization Transactions;

(i) Liens on Property of any corporation that becomes a Subsidiary of the Borrower after the date hereof, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created in anticipation thereof;

(j) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property, provided that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon;

(k) Liens on securities or financial instruments arising out of repurchase agreements with respect to securities and financial instruments having an aggregate fair market value of not more than $100,000,000 and entered into in the ordinary course of business and on ordinary business terms;

(l) the sale of delinquent accounts receivable for collection in the ordinary course of business;

(m) Liens in existence on the date hereof and set forth in Schedule II (and any extension, renewal or replacement thereof permitted under Section 5.03(a)(xv));

(n) Liens in favor of a Federal Home Loan Bank to secure borrowings from such Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank;

(o) Liens on deposits made in connection with the discharge, defeasance or redemption of Debt;

(p) Liens securing Debt permitted under Section 5.03(a)(v);

(q) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(r) Liens deemed to exist in connection with reasonable customary initial deposits, margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens arising from Uniform Commercial Code financing statements or similar filings that have not been authorized by the Borrower or a Subsidiary of the Borrower;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement, provided that any such Lien is in existence for a period of no longer than one year;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v) Customary rights of first refusal and tag, drag and similar rights relating to the sale of equity in joint venture agreements and franchise agreements entered into in the ordinary course of business; and

(w) Liens securing Debt in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, including a Multiemployer Plan.

“Platform” has the meaning specified in the final paragraph of Section 5.01(a).

“Preferred Securities” of any Person shall mean any preferred Equity Interests (or capital stock) of such Person that (i) have preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Commitment Termination Date.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. The Administrative Agent shall notify the Borrower of any change in its prime rate.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Public Lenders” means the Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities.

“RBC Ratio” of any Person means, at any time, the ratio of (i) “Total Adjusted Capital” of such Person to (ii) the amount equal to (x) “Authorized Control Level Risk-Based Capital” of such Person multiplied by (y) 2, as such terms are defined by the Insurance Regulatory Authority of the State in which such Person is incorporated, as amended from time to time. Using the annual SAP Financial Statements form prescribed by the NAIC Risk-Based Capital (RBC) for Insurers Model Act for the year ended December 31, 2010 (the “Convention Blank”), the RBC Ratio as of December 31, 2010 is equal to the quotient of (a) the amount that appears on line 28 on page 17 of the Convention Blank divided by (b) the amount equal to (x) the amount that appears on line 29 on page 17 of the Convention Blank multiplied by (y) 2.

“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect, provided that, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s Credit Exposure by the aggregate Credit Exposure of all Lenders then outstanding.

“Register” has the meaning specified in Section 8.06(c).

“Regulation D” means Regulation D issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933 and the Securities and Exchange Act of 1934 as in effect from time to time.

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reimbursement Obligations” means the obligation of the Borrower to reimburse the applicable Issuing Banks for any payment actually made by such Issuing Banks under any Letter of Credit, together with interest thereon payable as provided herein.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby other insurers assume insurance from the Borrower or any Insurance Subsidiary.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Responsible Officer” of the Borrower means the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, or any Vice President of the Borrower.

“Restricted Payments” means (a) any cash dividend or other distribution in cash with respect to any Equity Interests in any Person, or any cash payment, including any sinking fund or similar cash deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person and (b) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner of any Debt of any Person (it being understood that payments of regularly scheduled principal and interest payments shall not constitute a Restricted Payment).

“Reuters Page LIBOR01” means Reuters Page LIBOR01 or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks.

“SAP” means the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary, as the case may be, may sell, convey or otherwise transfer assets to any special purpose, bankruptcy-remote Subsidiary in a true sale transaction, provided that there shall be no recourse under any such securitization to the Borrower or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Property would constitute an unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard & Poor’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary in connection with any Securitization Transaction that are customary in non-recourse securitization transactions of comparable assets.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Statutory Statement” means, as to any Material Insurance Subsidiary, a statement of the condition and affairs of such Material Insurance Subsidiary, prepared in accordance with SAP, and filed with the applicable Insurance Regulatory Authority.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such first Person or by such first Person and one or more Subsidiaries of such first Person. For the avoidance of doubt, any Lloyd’s syndicate which is not a legal entity and has no power to enter into contracts or other binding obligations shall not be deemed to be a Subsidiary of the Borrower.

“Syndicated L/C Honor Date” has the meaning specified in Section 2.03(a)(vii).

“Syndicated L/C Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iii).

“Syndicated Letter of Credit Notice” has the meaning given to such term in Section 2.03(a)(ii).

“Syndicated Letters of Credit” means Letters of Credit issued under Section 2.03(a)(i).

“Taxes” has the meaning specified in Section 2.14(a).

“Total Capitalization” means, at any time, the sum of (a) Total Debt plus (b) Net Worth.

“Total Debt” means, at any time, an amount equal to the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries of the kinds set forth in clauses (a) through (g) of the definition of Debt determined on a Consolidated basis without duplication in accordance with GAAP, but without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or indebtedness at the fair value thereof; provided, that solely for purposes of determining “Total Debt,” (i) without duplication of clauses (ii) and (iii) hereof, the outstanding principal amount of Debt attributed to any Hybrid Security shall be deemed equal to the portion of such Hybrid Security that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time, (ii) without duplication of clauses (i) and (iii) hereof, the outstanding principal amount of Debt attributed to any Disqualified Equity Interest shall be deemed equal to the portion of such Disqualified Equity Interest that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time and (iii) without duplication of clauses (i) and (ii) hereof, the outstanding principal amount of Debt attributed to any Preferred Security shall be deemed equal to the portion of such Preferred Security that is deemed to constitute indebtedness, as determined in accordance with Standard & Poor’s methodology at such time.

“Type” refers to whether a Loan is an ABR Loan or a Eurodollar Loan.

“UKGAAP” means generally accepted accounting principles in the United Kingdom as in effect from time to time.

“Unreimbursed Amount” has the meaning specified in Section 2.03(a)(vii).

“Voting Shares” means, with respect to any Person at any time, Equity Interests entitling the holder thereof to vote generally in an election of directors or other individuals performing similar functions.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

Section 1.03 Captions. The table of contents, captions, and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.02, the Borrower will cause the last day of its fiscal year to be December 31.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01 Commitments and Borrowings.

(a) The Lenders severally agree, on and subject to the terms and conditions of this Agreement, to make Loans to the Borrower (each a “Loan” and, collectively, the “Loans”) from time to time on any Business Day during the period from the Closing Date to but excluding the Commitment Termination Date in Dollars in an aggregate amount not to exceed their respective Commitments, provided that (i) the aggregate Credit Exposure shall not at any time exceed the aggregate Commitments and (ii) the Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment.

(b) Each Borrowing and each Conversion or Continuation thereof (i) shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Loans of the same Type (and, if such Loans are Eurodollar Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.

(c) Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow Loans under this Section 2.01, and may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

Section 2.02 Making the Loans.

(a) (i) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Loans) or given not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of ABR Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii) Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in substantially the form of Exhibit A, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Loans, initial Interest Period for each such Loan. There shall not be more than ten (10) Interest Periods outstanding at any time.

(iii) Each Lender shall, before 2:00 P.M. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in immediately available funds, such Lender’s ratable portion of such Borrowing.

(iv) After the Administrative Agent’s receipt of such funds and subject to fulfillment of the applicable conditions set forth in ARTICLE 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in ARTICLE 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Share available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement (and such Loan shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make a Loan on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights under this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

Section 2.03 Letters of Credit.

(a) Syndicated Letters of Credit.

(i) General. The Lenders severally agree, on and subject to the terms and conditions of this Agreement, to Issue Letters of Credit as Syndicated Letters of Credit for the account of the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date to but excluding the fifth Business Day prior to the Commitment Termination Date, provided that (i) the aggregate Credit Exposures shall not at any time exceed the aggregate Commitments, (ii) the Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment and (iii) the aggregate Letter of Credit Exposure shall not exceed the Letter of Credit Subcommitment. Each Syndicated Letter of Credit shall be substantially in the form of Exhibit C-1 or in such other form as may be agreed by the Borrower and the L/C Agent; provided that the L/C Agent will only agree to reasonable changes to such form that are not adverse in any material respect to the interests of the Lenders. Absent the prior written consent of each Lender, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be Issued by all of the Lenders acting through the L/C Agent, at the time of Issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of its Ratable Share of the Stated Amount of such Syndicated Letter of Credit.

(ii) Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Agent) to the L/C Agent (which will promptly notify the Lenders) at least 3 Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the L/C Agent) a notice, signed by a Responsible Officer, in the form of Exhibit C-3 (a “Syndicated Letter of Credit Notice”), requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 2.03(a)(iii)), the amount of such Syndicated Letter of Credit (which shall not be less than $100,000), the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 2.03(a)(iii). If requested by the L/C Agent, the Borrower shall submit a letter of credit application on the L/C Agent’s standard form (with such changes as the L/C Agent shall reasonably deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application submitted by the Borrower to the L/C Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.

(iii) Expiration of Syndicated Letters of Credit. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the fifth Business Day prior to the Commitment Termination Date; provided, however, that at the Borrower’s request a Syndicated Letter of Credit shall provide by its terms, and on terms acceptable to the L/C Agent, for renewal for successive periods of one year or less (but not beyond the fifth Business Day prior to the Commitment Termination Date) unless and until the L/C Agent shall have delivered prior written notice of nonrenewal to the beneficiary of such Syndicated Letter of Credit no later than the time specified in such Syndicated Letter of Credit (the “Syndicated L/C Non-Extension Notice Date”), which the L/C Agent shall do only if (A) the L/C Agent has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Syndicated L/C Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the L/C Agent not to permit such extension. The L/C Agent shall promptly provide a copy of any such notice to the Borrower.

(iv) Obligation of Lenders. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Lender’s Ratable Share of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued, and each Syndicated Letter of Credit shall expressly so provide. No increase of Commitments under Section 2.05 or assignment of Commitments under Section 2.16 or Section 8.06(b) shall change or affect the liability of any Lender under any outstanding Syndicated Letter of Credit until such Syndicated Letter of Credit is amended giving effect to such increase or assignment, as the case may be. The failure of any Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit.

(v) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Syndicated Letter of Credit, and the L/C Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each such Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lender and the Borrower that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 2.03(a)(v). Promptly upon the request of the L/C Agent, each Lender will furnish to the L/C Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.

(vi) Disbursement Procedures. The L/C Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time specified in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The L/C Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Bank and the Borrower by telephone (confirmed by telecopy or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the L/C Agent has informed the applicable Issuing Banks is valid, each such Issuing Bank will make an L/C Disbursement in respect of such Syndicated Letter of Credit promptly in accordance with the amount of its liability under such Syndicated Letter of Credit and this Agreement, such L/C Disbursement to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Lenders. The L/C Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Bank in respect of any Syndicated Letter of Credit, the L/C Agent will notify the Borrower of such L/C Disbursement.

(vii) Reimbursement. The Borrower agrees that it shall reimburse the Lenders in respect of L/C Disbursements made under the Borrower’s Syndicated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the aggregate of the amount of each such L/C Disbursement no later than 2:00 p.m., Charlotte, North Carolina time, on the first Business Day after the L/C Disbursement Date (the “Syndicated L/C Honor Date”) with respect to such Syndicated Letter of Credit together with interest thereon payable as provided herein. If the Borrower fails to so reimburse the Lenders by such time of the amount of the unreimbursed drawing (the “Unreimbursed Amount”), so long as the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing) are satisfied and subject to the amount of the unutilized portion of the Commitments, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Syndicated L/C Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(b) for the principal amount of Borrowings, and the L/C Disbursements of each of the Issuing Banks shall be deemed to have satisfied their obligation fund their Ratable Share of such Borrowing.

(b) Participated Letters of Credit.

(i) General. The Fronting Bank agrees, on and subject to the terms and conditions of this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 2.03(b), to Issue Letters of Credit as Participated Letters of Credit for the account of the Borrower in Dollars from time to time on any Business Day during the period from the Closing Date to but excluding the fifth Business Day prior to the Commitment Termination Date, provided that (i) the aggregate Credit Exposures shall not at any time exceed the aggregate Commitments, (ii) the Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment and (iii) the aggregate Letter of Credit Exposure shall not exceed the Letter of Credit Subcommitment. Each Participated Letter of Credit shall be substantially in the form of Exhibit C-2 or in such other form as may be agreed by the Fronting Bank; provided that the Fronting Bank and the Borrower will agree to reasonable changes to such form that are not adverse in any material respect to the interests of the Lenders.

(ii) Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank) to the Fronting Bank at least 3 Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Fronting Bank) a notice, signed by a Responsible Officer, in the form of Exhibit C-3 (a “Participated Letter of Credit Notice”), requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 2.03(b)(iii)), the amount of such Participated Letter of Credit (which shall not be less than $100,000), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 2.03(b)(iii). If requested by the Fronting Bank, the Borrower shall submit a letter of credit application on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application submitted by the Borrower to the Fronting Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.

(iii) Expiration of Participated Letters of Credit. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the fifth Business Day prior to the Commitment Termination Date; provided, however, that at the Borrower’s request a Participated Letter of Credit shall provide by its terms, and on terms acceptable to the Fronting Bank, for renewal for successive periods of one year or less (but not beyond the fifth Business Day prior to the Commitment Termination Date) unless and until the Fronting Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such Participated Letter of Credit no later than the time specified in such Participated Letter of Credit, (the “Participated L/C Non-Extension Notice Date”), which the Fronting Bank shall do only if (A) the Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Participated L/C Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Fronting Bank not to permit such extension. The Administrative Agent shall promptly provide a copy of any such notice to the Borrower.

(iv) Participations. By the Issuance of a Participated Letter of Credit by the Fronting Bank and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank hereby grants to each applicable Lender in respect of such Participated Letter of Credit, and each such Lender hereby acquires from the Fronting Bank, participation in such Participated Letter of Credit in an amount equal to the amount of such Lender’s Ratable Share of the Stated Amount of such Participated Letter of Credit and any drawings thereunder. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, abatement, withholding, reduction, defense or other right which such Lender may have against the Fronting Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Fronting Bank, the amount of such Lender’s Ratable Share of each L/C Disbursement made by the Fronting Bank in respect of any Participated Letter of Credit promptly upon the request of the Fronting Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be disgorged or refunded to the Borrower for any reason. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(b)(v)(B), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank. Any payment made by a Lender pursuant to this paragraph to reimburse the Fronting Bank for any L/C Disbursement made by it shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement. Notwithstanding anything herein to the contrary, effective upon the increase or decrease of the Commitments pursuant to the terms of this Agreement, each Lender’s participation in any Participated Letter of Credit outstanding on such date shall be adjusted to reflect its Ratable Share after giving effect to such increase or decrease.

(v) Disbursement Procedures; Funding of Participations.

(A) The Fronting Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit issued by it), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Fronting Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or email) of such demand for payment and whether the Fronting Bank has made or will make a L/C Disbursement thereunder. If the Borrower shall fail to reimburse the Fronting Bank for such L/C Disbursement on the date and time specified in Section 2.03(b)(vi) and, thereafter, the Borrower is unable to request a Borrowing of ABR Loans because it cannot satisfy each of the conditions set forth in Section 3.02 or for any other reason, the Administrative Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and the amount of such Lender’s Ratable Share thereof. Each applicable Lender shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the Fronting Bank in an amount equal to the amount of its Ratable Share of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C

Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Fronting Bank for the amount of any payment made by such Fronting Bank under such Participated Letter of Credit, together with interest as provided herein.

(B) If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b)(v) by the time specified in Section 2.03(b)(vi), the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (B) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 2.03(b)(v) to reimburse the Fronting Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Fronting Bank.

(vi) Reimbursement. The Borrower agrees that it shall reimburse the Fronting Bank in respect of any L/C Disbursement made under the Borrower’s Participated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such L/C Disbursement no later than 2:00 p.m., Charlotte, North Carolina time, on the first Business Day after the L/C Disbursement Date (the “Participated L/C Honor Date”) with respect to such Participated Letter of Credit together with interest thereon payable as provided herein. If the Borrower fails to so reimburse the Lenders by such time, the Administrative Agent shall promptly notify each Lender of the amount of the Unreimbursed Amount, and the amount of such Lender’s Ratable Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Participated L/C Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(b) for the principal amount of Borrowings, but subject to the amount of the unutilized portion of the Commitments, and subject to the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing), and each Lender shall fund its Ratable Share of such Borrowing as set forth in Section 2.02(a)(iii). If the Borrower is unable to request a Borrowing of ABR Loans because it cannot satisfy each of the conditions set forth in Section 3.02 or for any other reason, each Lender shall fund its L/C Advances as set forth in Section 2.03(b)(v)(A).

(vii) Repayment of Participations.

(A) At any time after the Fronting Bank has made a payment under any Participated Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b)(v), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(B) If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 2.03(b)(vi) is required to be returned under any of the circumstances described in Section 2.19 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(viii) Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 2.03(b)(v) or an ABR Loan as specified in Section 2.03(b)(vi) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.

(c) Conditions Precedent to the Issuance of Letters of Credit. The Issuing Banks shall not be under any obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the expiry date of such requested Letter of Credit would occur after the fifth Business Day prior to the Commitment Termination Date, unless all the Lenders have approved such expiry date.

(iii) the L/C Agent or the Fronting Bank, as the case may be, shall have delivered a Notice of Nonrenewal with respect to such Letter of Credit;

(iv) such Issuing Bank has received written notice from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied;

(v) the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless the Majority Lenders have approved such expiry date;

(vi) such Letter of Credit is not substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, as the case may be, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent and the L/C Agent or Fronting Bank, as the case may be; provided that the Administrative Agent and, in respect of any change to a Syndicated Letter of Credit, the L/C Agent, or in respect of any change to a Participated Letter of Credit, the Fronting Bank, can and will agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator;

(vii) such Letter of Credit is denominated in a currency other than Dollars; or

(viii) with respect to the issuance of a Participated Letter of Credit, a default of any Lender’s obligations to fund under Section 2.03(b)(iv) exists or any Lender is at such time a Defaulting Lender, unless the Fronting Bank has entered into satisfactory arrangements, including the delivery of Cash Collateral, satisfactory to the Fronting Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Fronting Bank’s actual or potential Fronting Exposure (pursuant to and after giving effect to Section 2.20(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the Fronting Bank has actual or potential Fronting Exposure (pursuant to Section 2.20(a)(iii)), as it may elect in its sole discretion.

(d) Obligations Absolute. The obligations of the Borrower to reimburse with respect to a L/C Disbursement under any Letter of Credit and of any Lender to reimburse the Fronting Bank with respect to any L/C Disbursement made by the Fronting Bank under any Participated Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Document or any other agreement or instrument relating thereto;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, the L/C Agent, the Fronting Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

(iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, other than as may be expressly set forth in this Agreement.

None of the Administrative Agent, the L/C Agent, the Fronting Bank, any Lender, any of their Affiliates, or any of their respective partners, directors, officers, employees, agents and advisors shall have any liability or responsibility to the Borrower by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, the L/C Agent, the Fronting Bank, any Issuing Bank or any Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which in connection with this Section 2.03 are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence, willful misconduct or breach in bad faith of the obligations of the Administrative Agent, the L/C Agent, the Fronting Bank, any Issuing Bank or any Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Interest. Unless the Borrower reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest, subject to Section 2.07(b), for each day from and including the date such L/C Disbursement is made to but excluding the date that such L/C Disbursement is reimbursed, at the rate per annum equal to ABR in effect from time to time during such period plus the Applicable Margin for ABR Loans as in effect from time to time during such period. Interest accrued pursuant to this paragraph with respect to any Participated Letter of Credit shall be for account of the Fronting Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Fronting Bank shall be for account of such Lender to the extent of such payment.

(f) Collateralization of Letters of Credit.

(i) At any time and from time to time (i) upon the Administrative Agent’s request given in accordance with Section 6.02 after the occurrence and during the continuance of an Event of Default and (ii) on the Commitment Termination Date, the Borrower shall deliver to the Administrative Agent as cash collateral an amount in cash equal to 103% of the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder). The Administrative Agent shall deposit such cash in a blocked, non-interest bearing deposit account of the Borrower pursuant to arrangements reasonably satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Banks and the Lenders.

(ii) [Reserved].

(iii) The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of the Borrower, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control of the Cash Collateral Account for the payment and performance of outstanding Reimbursement Obligations, including the exclusive right of withdrawal, over such account for the benefit of the Issuing Banks and the Lenders and the Borrower shall have no interest therein except as set forth in Section 2.03(f)(iv). Amounts in the Cash Collateral Account shall not bear interest.

(iv) In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Notwithstanding anything in this Agreement to the contrary, to the extent any such drawing is made, the Borrower’s Reimbursement Obligation shall be deemed to have been satisfied and discharged to the extent of any such payment from the Cash Collateral Account. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit and reimbursement in full of the Issuing Banks for all of their respective obligations thereunder shall be applied against the Obligations of the Borrower in such order and manner as the Administrative Agent may direct and, if there are any amounts remaining after payment in full of the Obligations, such amounts shall be promptly returned to the Borrower. If the Borrower is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(g) Use of Letters of Credit. The Letters of Credit shall be available and the Borrower agrees that it shall use its Letters of Credit for general corporate purposes.

Section 2.04 Certain Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unused amount of such Lender’s Commitment from the date hereof, or, in the case of any Lender becoming a party hereto pursuant to an Assignment and Assumption, from the effective date specified in such Assignment and Assumption, until the Commitment Termination Date at a rate per annum equal to the Applicable Margin in effect for such fee from time to time; provided, however, that no Commitment Fee shall accrue on the Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date.

(b) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent for the Administrative Agent’s own account an annual administrative agency fee at the times and in the amounts separately agreed to in the Fee Letter between the Borrower and the Administrative Agent.

(c) Fronting Fee. The Borrower agrees to pay to the Fronting Bank, a fronting fee in respect of each Participated Letter of Credit issued by it under this Agreement at the rate per annum as separately agreed to in the Fee Letter between the Borrower and the Fronting Bank.

(d) Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin in effect for such fee from time to time during such quarter, on such Lender’s Ratable Share of the average daily aggregate Stated Amount of such Letters of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and (ii) on the later of the Commitment Termination Date and the date of termination of the last outstanding Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Participated Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Fronting Bank pursuant to Section 2.03(c)(viii) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Participated Letter of Credit pursuant to Section 2.20(a)(iii), with the balance of such fee, if any, payable to the Fronting Bank for its own account.

(e) Other Fees. The Borrower agrees to pay to the L/C Agent and the Fronting Bank, each for its own account, with respect to the Issuance of each Letter of Credit hereunder, such reasonable fees and expenses as the L/C Agent or the Fronting Bank, as the case may be, customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

(f) Payments. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.05 Reduction; Increase and Extension of the Commitments.

(a) Termination and Reduction of Commitments.

(i) The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.

(ii) The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that (x) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Loans and the aggregate Letter of Credit Exposure then outstanding, (y) each partial reduction shall be in an aggregate amount of at least $2,500,000 or an integral multiple of $1,000,000 in excess thereof and (z) any such notice may be conditioned on the effectiveness of other credit facilities in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Once reduced or terminated, the Commitments may not be reinstated.

(iii) Each reduction of Commitments pursuant to this Section shall be applied ratably among the Lenders according to their Ratable Shares. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Commitments pursuant to this Section 2.05 that has the effect of reducing the aggregate Commitments to an amount less than the amount of the Letter of Credit Subcommitment at such time shall result in an automatic corresponding reduction of the Letter of Credit Subcommitment to the amount of the aggregate Commitments (as so reduced), without any further action on the part of the Borrower or any Lender.

(b) Commitment Increases. The Borrower shall have the right at any time to increase the aggregate Commitments in integral multiples of $10,000,000 but not to exceed an aggregate amount for all Commitments (after giving effect to such increase and including the aggregate amount of the Commitments in effect immediately prior to such increase) equal to (i) $250,000,000 minus (ii) the then aggregate amount of reductions in the Commitments pursuant to Section 2.05(a), by adding to this Agreement one or more Eligible Assignees (which may include any Lender (with the consent of such Lender in its sole discretion)) (each such Eligible Assignee, an “Additional Lender”), with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Lender shall have entered into an Assignment and Assumption pursuant to which such Additional Lender shall undertake a Commitment, which Commitment shall be in an amount (together with any existing Commitment of such Additional Lender as a Lender) at least equal to $10,000,000 or a larger integral multiple of $1,000,000, and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement. Notwithstanding the foregoing, the increase in the aggregate Commitments pursuant to this Section 2.05(b) shall be effective only if:

(i) the Borrower shall have given the Administrative Agent notice requesting such increase at least three Business Days prior to any such Increased Commitment Date;

(ii) no Default or Event of Default shall have occurred and be continuing as of the date of the notice referred to in the foregoing clause (i) or on the Increased Commitment Date;

(iii) The Administrative Agent shall have received copies, certified by the secretary or an assistant secretary of the Borrower, of (x) the certificate of incorporation and by-laws of the Borrower, (y) resolutions adopted by the board of directors (or similar governing body) of the Borrower approving or consenting to the increase in the Commitments, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the increase in the Commitments;

(iv) The Administrative Agent shall have received a certificate of a Responsible Officer, certifying that (y) as of the Increased Commitment Date, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the increase in Commitments and any Borrowings or Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the increase in Commitments (including any Borrowings or Letters of Credit issued in connection therewith and the application of the proceeds thereof);

(v) if any Loan shall be outstanding on such Increased Commitment Date, the Borrower shall have borrowed Loans from each of the Additional Lenders on such Increased Commitment Date, and the Additional Lenders shall have made Loans to the Borrower (in the case of Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions of Section 2.13(a) requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) the Borrower in coordination with the Administrative Agent shall have taken such actions, including, if necessary, prepaying Loans held by the other Lenders (together with accrued interest thereon and any amounts owing pursuant to Section 8.04(c) as a result of such payment) in such amounts as may be necessary so that after giving effect to such Loans and prepayments the Loans (and Interest Period(s) of Eurodollar Loan(s)) shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments (as so increased);

(vi) the Administrative Agent shall have received customary legal opinions reasonably requested by Administrative Agent in connection with any such Commitment increase; and

(vii) in the case of any Credit Extension in connection with such Commitment increase, the conditions precedent set forth in Section 3.02 shall have been satisfied.

As soon as possible following the Increased Commitment Date, each Syndicated Letter of Credit outstanding as of the Increased Commitment Date shall be amended to reflect any new Lenders and the revised Ratable Shares of the Lenders, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder. Until each such Syndicated Letter of Credit has been amended in accordance with this Section, each Lender under such Syndicated Letter of Credit shall be deemed to have sold and transferred to those Persons who, immediately after giving effect to the Commitment increase, are Lenders under this Agreement, and such purchasing Lenders shall be deemed irrevocably and unconditionally to have purchased and received from such selling Lender, without recourse or warranty, an undivided interest and participation, to the extent of such purchasing Lender’s Ratable Share, in such Syndicated Letter of Credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto.

(c) Extension of Commitment Termination Date.

(i) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 90 days prior to the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”), request that each Lender extend such Lender’s Commitment Termination Date for an additional 364 days from the Existing Commitment Termination Date.

(ii) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent not later than the date (the “Notice Date”) that is 75 days prior to the Existing Commitment Termination Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a “Non-Extending Lender”) and any Lender that does not so advise the Administrative Agent on or before the Notice Date (or such later date reasonably acceptable to the Administrative Agent) shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension (such Lender, an “Extending Lender”) shall not obligate any other Lender to so agree.

(iii) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 60 days prior to the Existing Commitment Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).

(iv) Additional Commitment Lenders. The Borrower shall have the right on or before the Existing Commitment Termination Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent and the Fronting Bank (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(v) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Extending Lenders and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(vi) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

(A) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(B) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(C) on or before the Commitment Termination Date of each Non-Extending Lender, (1) the Borrower shall have paid in full the principal of and accrued interest on all of the Loans made by such Non-Extending Lender to the Borrower hereunder, and (2) the Borrower shall have paid in full all other amounts owing to such Lender hereunder (including any Reimbursement Obligations).

(vii) Amendment to Syndicated Letters of Credit. To the extent necessary to keep the outstanding Syndicated Letters of Credit ratable in the event not all Lenders elect to extend their Commitments pursuant to this Section, as soon as possible following the Existing Commitment Termination Date, each Syndicated Letter of Credit shall be amended to reflect the new Ratable Shares of the extending Lenders. Until a Syndicated Letter of Credit has been amended in accordance with this Section, each Non-Extending Lender shall be deemed to have sold and transferred to each Extending Lender and Additional Commitment Lender, and each Extending Lender and Additional Commitment Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Non-Extending Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s revised Ratable Share, in such Syndicated Letter of Credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto.

Section 2.06 Repayment. The Borrower shall repay the full principal amount of each Loan on the Commitment Termination Date.

Section 2.07 Interest.

(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) ABR Loans. While such Loan is an ABR Loan, a rate per annum equal to the ABR in effect from time to time plus the Applicable Margin for ABR Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such ABR Loan shall be Converted or paid in full.

(ii) Eurodollar Loans. While such Loan is a Eurodollar Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each of the days which occur at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Loan shall be Continued, Converted or paid in full.

(b) Default Interest. Notwithstanding the foregoing, if any Event of Default under Section 6.01(a) shall have occurred and be continuing, the Borrower shall pay interest on:

(i) the unpaid principal amount of each Loan and each Reimbursement Obligation owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.07(a)) at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said Section 2.07(a) or such Reimbursement Obligation pursuant to Section 2.03(e), as applicable; provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Loan, such Loan shall forthwith be Converted to an ABR Loan bearing interest as aforesaid in this Section 2.07(b)(i); and

(ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on ABR Loans pursuant to Section 2.07(a)(i) above.

(c) Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

Section 2.08 Interest Rate Determinations; Changes in Rating Systems.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.07.

(b) If the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Eurodollar Rate for the relevant Interest Period with respect to a proposed Eurodollar Loan,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Loans for such Interest Period,

(ii) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(iii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If, with respect to any Eurodollar Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(ii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Continue as Eurodollar Loans having an Interest Period of one month. If the Borrower shall fail to give a timely notice requesting a conversion into, or a continuation of any Eurodollar Loan, then the applicable Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan.

(e) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a ABR Loan and (y) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended.

(f) If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).

Section 2.09 Voluntary Conversion and Continuation of Loans.

(a) Optional Conversion. Subject to Section 2.08(e), the Borrower may on any Business Day, upon notice given to the Administrative Agent (in the form of Exhibit E) not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that in the case of any such Conversion of a Eurodollar Loan into a ABR Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. Subject to Section 2.08(e), the Borrower may, on any Business Day, upon notice given to the Administrative Agent (in the form of Exhibit E) not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Continuation, Continue all or any portion of the outstanding Eurodollar Loans comprising part of the same Borrowing for one or more Interest Periods; provided that in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Loans to be Continued and (y) the duration of the initial Interest Period for the Eurodollar Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

Section 2.10 Prepayments of Loans.

(a) Voluntary. The Borrower may, on notice given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed prepayment (in the case of an Eurodollar Loans) or given not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the proposed prepayment (in the case of ABR Loans), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory. In the event that, at any time, the aggregate Credit Exposure shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of Loans in the amount of such excess.

Section 2.11 Increased Costs.

(a) If, due to any Change in Law (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. Notwithstanding anything in this Section 2.11 to the contrary, compensable increased costs shall not include any such increased costs or reduction in amount resulting from (x) Taxes or Other Taxes subject to indemnification under Section 2.14 or (y) any taxes with respect to payments made by the Borrower hereunder that are excluded from the definition of Taxes or Other Taxes pursuant to clauses (i) through (vi) of Section 2.14(a) (including by reason of the last sentence of Section 2.14(e) or Section 2.14(g)). A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or the Fronting Bank determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Lender or such Fronting Bank or any corporation Controlling such Lender or such Fronting Bank and that the amount of such capital is increased by or based upon the existence of the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Lenders or the Fronting Bank, then, upon demand by such Lender or such Fronting Bank (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or such Fronting Bank, from time to time as specified by such Lender or such Fronting Bank, additional amounts sufficient to compensate such Lender, such Fronting Bank or such corporation in the light of such circumstances, to the extent that such Lender or such Fronting Bank reasonably determines such increase in capital to be allocable to the obligations of such Lender or such Fronting Bank hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender or such Fronting Bank shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Loans or to fund or otherwise maintain Eurodollar Loans hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Loan of such Lender shall Convert into an ABR Loan either (a) on the last day of the current Interest Period for such Eurodollar Loan or (b) immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loan.

Section 2.13 Payments and Computations.

(a) The Loans comprising each Borrowing shall be made pro rata among the Lenders according to their respective Ratable Share or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.09), as the case may be from time to time. All payments of principal of and interest on account of any Obligations of the Borrower shall be made for the pro rata account of the Lenders based upon their respective share, if any, with respect to any such Obligation pursuant to which such payment was made, and all payments of Commitment Fees shall be made for the pro rata account of the Lenders (other than Defaulting Lenders) according to the amounts of their respective Commitments.

(b) The Borrower shall make each payment hereunder without set-off or counterclaim not later than 11:00 A.M. (Charlotte, North Carolina time) on the day when due in Dollars and immediately available funds to the Administrative Agent (except as otherwise expressly provided herein as to payments required to be made directly to the Fronting Bank, the L/C Agent or any Lender) at its address referred to in Section 8.02. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Commitment Fees ratably (subject to Sections 2.02(b), 2.11, 2.14 and 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The Administrative Agent will distribute to the Fronting Bank like amounts relating to payments made to the Administrative Agent for the account of the Fronting Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Commitment Fee shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or Commitment Fee, as the case may be; provided however that if such extension would cause payment of interest on or principal of or interest on any Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders or the Fronting Bank hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the Fronting Bank on such due date an amount equal to the amount then due such Lender or the Fronting Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the Fronting Bank, as applicable, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or the Fronting Bank together with interest thereon, for each day from the date such amount is distributed to such Lender or the Fronting Bank, as applicable, until the date such Lender or the Fronting Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.14 Taxes.

(a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, the Administrative Agent and the Fronting Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Administrative Agent or the Fronting Bank (as the case may be) is organized or any political subdivision thereof; (ii) in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof; (iii) any taxes imposed by a jurisdiction as a result of any connection between a Lender, the Administrative Agent or the Fronting Bank (as the case may be) and such jurisdiction other than any connections arising from the execution, delivery, being party to, having engaged in any transactions pursuant to, performance of its obligations under, or enforcement of this Agreement; (iv) any tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 2.14; (v) taxes excluded from indemnification pursuant to the last sentence of Section 2.14(e) or under Section 2.14(g); and (vi) any withholding tax to the extent imposed as a result of a failure or inability (other than as a result of a Change in Law) by a Lender or Beneficial Owner of the payment to satisfy the conditions for avoiding withholding under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or the Fronting Bank, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, the Administrative Agent or the Fronting Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future transfer, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, excluding, in each case, such amounts that result from the Administrative Agent’s, the Fronting Bank’s or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office receiving payments made hereunder (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 2.14(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender, the Fronting Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14)

paid by such Lender, the Fronting Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Fronting Bank or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender or such Fronting Bank, shall be conclusive and binding (as between the Borrower, the Lenders, the Fronting Bank and the Administrative Agent) for all purposes, absent manifest error.

(d) Within 30 days after the date of any payment of Taxes (or, if receipts or evidence are not available within 30 days, as soon as practicable thereafter), the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s) or the Fronting Bank (as the case may be). If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e) Each Lender that is not a “U.S. person” as defined in section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter as required by law or as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with an applicable Internal Revenue Service (“IRS”) Form W-8, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or if a Lender is not the Beneficial Owner of any obligation of the Borrower (for example, where the Lender is a partnership or participating Lender granting a typical participation), duly completed copies of IRS Form W-8IMY and the applicable IRS Form W-8 or W-9 from each Beneficial Owner. If the form(s) provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).

(f) Each Lender that is a “U.S. person” under section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter as required by law or as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with an IRS Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) or (f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of clause (e) or (f) above), such Lender shall not be entitled to indemnification under Section 2.14(a) with respect to Taxes imposed by the United States; provided however that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If any Lender, the Administrative Agent or the Fronting Bank (as the case may be) determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2.14, it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Lender, the Administrative Agent or the Fronting Bank (as the case may be, in each case including any taxes imposed by reason of the receipt of such refund), without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by such Lender, the Administrative Agent or the Fronting Bank on such interest, as the case may be); provided that the Borrower, upon the request of such Lender, the Administrative Agent or the Fronting Bank agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender, the Administrative Agent or the Fronting Bank in the event such party is required to repay such refund to the relevant taxing authority. This Section shall not be construed to require the Administrative Agent, the Fronting Bank or any Lender to make available its tax returns (or any other information relating to taxes that it deems confidential) to the Borrower or any other person.

Section 2.15 Set-Off; Sharing of Payments, Etc.

(a) Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by applicable law), to set off and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by such Lender or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Borrower, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Such Lender shall promptly provide notice to the Borrower of such set-off, provided, that failure by such Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that such Lender may have.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans or other Obligations (other than pursuant to Section 2.02(b), 2.11, 2.14 or 8.04(c)) in excess of its Ratable Share of payments on account of the Loans or other such Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and such other Obligations of the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.16 Right to Replace a Lender. If the Borrower is required to make any additional payment pursuant to Section 2.11 or 2.14 to any Lender or if any Lender’s obligation to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.12 or any Lender becomes a Defaulting Lender (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or such Lender remains a Defaulting Lender, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution, which is an Eligible Assignee and is reasonably satisfactory to the Borrower, the Administrative Agent and the Fronting Bank, shall agree, as of such date, to purchase, at par, for cash the Loans, L/C Disbursements and any L/C Advances of the Affected Person pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.11 and Section 2.14 and under Section 8.04(c) (other than with respect to an Affected Person that is a Defaulting Lender) as though such assignment were a prepayment. As soon as possible after the Affected Lender is replaced pursuant to this Section, each Syndicated Letter of Credit outstanding at the time such replacement takes effect shall be amended to replace the Affected Person with the Eligible Assignee who replaces such Affected Person, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder. Until each such Syndicated Letter of Credit has been amended in accordance with this Section, the Affected Person shall be deemed to have sold and transferred to the Eligible Assignee who replaces the Affected Person, and such Eligible Assignee shall be deemed irrevocably and unconditionally to have purchased and received from such Affected Person, without recourse or warranty, an undivided interest and participation, to the extent of such Affected Person’s Ratable Share, in such Syndicated Letter of Credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto.

Section 2.17 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness, Reimbursement Obligations and fees of the Borrower owing to such Lender resulting from each Loan made by such Lender, or each Letter of Credit issued for the account of the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the Letter of Credit Exposure of, and Reimbursement Obligations owing to, each Lender and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.17 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and Reimbursement Obligations in accordance with the terms of this Agreement.

Section 2.18 Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), in substantially the form of Exhibit D (each, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.06) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.19 Recovery of Payments.

(a) The Borrower agrees that to the extent it makes a payment or payments to or for the account of the Administrative Agent, any Lender, any Issuing Bank or the Fronting Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any case or proceeding under any Debtor Relief Law with respect to the Borrower (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender, Issuing Bank or the Fronting Bank are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender, such Issuing Bank or the Fronting Bank, or pursuant to applicable Requirements of Law, such Lender, such Issuing Bank or the Fronting Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders, the Issuing Banks or the Fronting Bank on the same basis as such amounts were originally distributed.

Section 2.20 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 8.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE 6 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Fronting Bank hereunder; third, if so determined by the Administrative Agent or requested by the Fronting Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Participated Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or L/C Disbursement in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a blocked, non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans and Letters of Credit under this Agreement; sixth, to the payment of any amounts owing to the Lenders and the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Fronting Bank against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or any L/C Disbursement in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) All or any part of such Defaulting Lender’s Letter of Credit Exposure in respect of outstanding Participated Letters of Credit shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default or Event of Default shall have occurred and be continuing (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment.

(iv) If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (iii) above) in accordance with the procedures set forth in Section 2.20(c).

(b) If the Borrower, the Administrative Agent and the Fronting Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Participated Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Credit Exposures (without giving effect to Section 2.20(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) At any time that there shall exist a Defaulting Lender, within two Business Days upon the request of the Administrative Agent or the Fronting Bank in accordance with Section 2.20(a)(iv), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by the Defaulting Lender).

(i) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each of the Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 in respect of Participated Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.13(a)), and (y) the Person providing Cash Collateral and the Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Closing. The obligation of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or waived in accordance with Section 8.01:

(a) The Administrative Agent shall have received the following, each (unless otherwise specified below) dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) This Agreement duly executed and delivered by the Borrower and each of the other parties hereto.

(ii) A Note executed by the Borrower in favor of each Lender requesting a Note at least two Business Days prior to the Closing Date.

(iii) Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of (x) the certificate of incorporation and by-laws of the Borrower, (y) the resolutions of the board of directors of the Borrower authorizing this Agreement and the transactions contemplated hereby, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the documents to be delivered hereunder.

(v) A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower.

(vi) A favorable opinion of Ropes and Gray LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(vii) A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default has occurred and is continuing as of the Closing Date and (ii) each of the representations and warranties set forth in Section 4.01 are true and correct in all material respects as of the Closing Date.

(viii) Evidence that all material consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Borrower of this Agreement have been obtained and remain in full force and effect.

(ix) The audited Consolidated balance sheet and Consolidated statements of income and cash flows of the Borrower as at and for the fiscal year ended December 31, 2010;

(x) The unaudited Consolidated balance sheet and Consolidated statements of income and cash flows of the Borrower as at and for the three-month period ended March 31, 2011, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments);

(xi) The annual Statutory Statement of each Material Insurance Subsidiary and an equivalent financial statement for each Lloyd’s syndicate in which a Subsidiary of the Borrower has a membership interest, in each case for the fiscal year ended December 31, 2010, as filed with the applicable Insurance Regulatory Authority.

(xii) Evidence of payment by the Borrower of all documented fees and expenses of the Lenders, the Administrative Agent and the Lead Arrangers and of the expenses then due and payable under the Fee Letters or under Section 8.04, including the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement.

(xiii) All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b) There shall not have occurred since December 31, 2010 a Material Adverse Change.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding evidence of the satisfaction of the foregoing conditions and the effectiveness of this Agreement.

Section 3.02 Conditions Precedent to Each Credit Extension. The obligation of each Lender and each Issuing Bank to make any Credit Extension hereunder shall be subject to the satisfaction of the following conditions precedent on the relevant date of such Credit Extension:

(a) The Closing Date shall have occurred.

(b) The Borrower shall have delivered a Notice of Borrowing in accordance with Section 2.02(a) or a Letter of Credit Notice in accordance with Section 2.03(a)(ii) or Section 2.03(b)(ii), as applicable.

(c) Each of the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date of such Credit Extension, before and after giving effect to the Credit Extension and to the application of the proceeds therefrom, as though made on and as of the date of such Credit Extension (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects as of such date).

(d) With respect to the Issuance of any Letter of Credit, the conditions in Section 2.03(c) have been satisfied.

(e) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension.

Each giving of a Notice of Borrowing or a Letter of Credit Notice, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by the applicable Borrower that the statements contained in Section 3.02(c) through Section 3.02(e) above are true as of the date such Credit Extension is made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. The Borrower represents and warrants as follows:

(a) (i) the Borrower has heretofore furnished to each of the Lenders (including by furnishing the Form 10-K of the Borrower filed with the Securities and Exchange Commission) its audited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the fiscal year ended December 31, 2010, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP;

(ii) the Borrower has heretofore furnished (including by furnishing the Form 10-Q of the Borrower filed with the Securities and Exchange Commission) to each of the Lenders its unaudited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the three-month period ended March 31, 2011, and such financial statements fairly present, in all material respects, the Consolidated financial position and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such three-month period, all in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes);

(iii) the Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of each Material Insurance Subsidiary and an equivalent financial statement for each Lloyd’s syndicate in which a Subsidiary of the Borrower has a membership interest, in each case for the fiscal year ended December 31, 2010, as filed with the applicable Insurance Regulatory Authority, and each such annual Statutory Statement (or, with respect to any Lloyd’s syndicate in which a Subsidiary of the Borrower has membership interest, such equivalent financial statement filing) presents fairly, in all material respects, the financial position and the results of operations of such Material Insurance Subsidiary or Lloyd’s syndicate, as applicable, as at and for the fiscal year ended December 31, 2010, in accordance with SAP; and

(iv) since December 31, 2010, there has been no Material Adverse Change.

(b) There is no action, proceeding or investigation pending, or to the knowledge of the Borrower, overtly threatened in writing against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

(c) The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and (to the extent applicable in respect of the relevant jurisdiction) in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and (to the extent applicable in respect of the relevant jurisdiction) in good standing as a foreign corporation in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing would reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted except as could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each of its Subsidiaries is in compliance with all federal, state and local laws and regulations (including, without limitation, all applicable environmental laws and ERISA) applicable to the Borrower, its Subsidiaries and their respective Properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(e) All material consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Borrower of this Agreement and the Notes have been obtained and remain in full force and effect.

(f) This Agreement is, and each Note when duly executed and delivered pursuant to Section 2.18 will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally or general principles of equity.

(g) The making and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and (i) do not contravene the Borrower’s certificate of incorporation or by-laws or (ii) contravene, violate or breach any material contractual restriction binding on the Borrower or its Subsidiaries or any material law, rule or regulation (including Regulations T, U or X), or any material order, writ, judgment, injunction, decree, determination or award, except for any such contravention, violation or breach referred to in clause (ii) which could not reasonably be expected to have a Material Adverse Effect.

(h) Each of the Borrower and its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Properties material to its business, and all such Properties are in good working order and condition, ordinary wear and tear excepted, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower and each of its Subsidiaries have paid and discharged all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except (i) any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Section 5.01(b) or (ii) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock or otherwise in violation of Regulations T, U or X. At the time of each Borrowing or Issuance of a Letter of Credit and after giving effect thereto, not more than 25 percent of the value of the assets (either of the Borrower or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to the restrictions in Section 5.03(b) and Section 5.03(d) consist of Margin Stock.

(k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted or would reasonably be expected to result in a liability to the Borrower or its ERISA Affiliates in excess of $10,000,000.

(l) The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

(m) As of the date hereof, (i) Schedule III hereto is a complete list of the Subsidiaries of the Borrower, (ii) each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule III, and (iii) the percentage ownership by the Borrower of each such Subsidiary is as shown in said Schedule III.

(n) The Borrower will use the proceeds of the Loans and the Letters of Credit only for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business (in compliance in all material respects with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(o) (i) The Borrower is, and immediately after giving effect to the making of each Credit Extension and the use of proceeds thereof, will be, Solvent and (ii) the Borrower and its Subsidiaries, on a consolidated basis and immediately after giving effect to the making of each Credit Extension hereunder and the use of proceeds thereof, will be, Solvent.

(p) All written information (other than information of a general economic or industry specific nature) that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (including, for the avoidance of doubt, any such information in any confidential information memorandum or related materials provided in connection with the syndication of the

Commitments), when taken as a whole, on or as of the dates on which such information was made available, did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made (after giving effect to all supplements and updates thereto).

ARTICLE 5

COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Reporting Requirements. The Borrower will furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such quarter and the related Consolidated statements of income and cash flows for such quarter, in each case setting forth in comparative form the corresponding figures from the corresponding quarter in the previous fiscal year, all prepared in conformity with GAAP and accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of footnotes);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal year and the related Consolidated statements of income and cash flows for such fiscal year, setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for such year in conformity with GAAP, consistently applied;

(iii) as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of the occurrence of any Event of Default or Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv) within a reasonable time after filing thereof, copies of all registration statements (without exhibits) and all annual, quarterly and monthly reports (if any) filed by the Borrower with the Securities and Exchange Commission and promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(v) promptly after the Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred with respect to which the liability or potential liability of the Borrower or any of its ERISA Affiliates has had or would reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(vii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary and each Lloyd’s syndicate in which a Subsidiary of the Borrower has a membership interest, the quarterly Statutory Statement of such Material Insurance Subsidiary for such quarterly fiscal period (or, with respect to each Lloyd’s Syndicate in which the Borrower has a membership interest, an equivalent financial statement of such Lloyd’s syndicate for such quarterly fiscal period);

(viii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of each Material Insurance Subsidiary and each Lloyd’s syndicate in which a Subsidiary of the Borrower has a membership interest, the annual Statutory Statement of such Material Insurance Subsidiary, including, without limitation, management’s discussion and analysis for such year (or, with respect to any Lloyd’s Syndicate in which the Borrower has a membership interest, an equivalent financial statement of such Lloyd’s syndicate for such year);

(ix) promptly upon the occurrence of any change in the Moody’s Rating or the Standard & Poor’s Rating, or an A.M. Best Financial Strength Rating with respect to any Insurance Subsidiary, notice thereof (for the avoidance of doubt, a change in outlook shall not constitute a change in rating);

(x) promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(xi) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Material Insurance Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (i), (ii) and (iv) of this Section 5.01(a) shall be deemed satisfied with respect to financial information of the Borrower and its Subsidiaries by the furnishing the Form 10-K or 10-Q or any other document of the Borrower filed with the Securities and Exchange Commission, as applicable, on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address provided to the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing (including by electronic mail) the Borrower to deliver such paper copies and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents satisfying the obligations in paragraphs (i), (ii) and (iv) of this Section 5.01(a).

The Borrower will furnish to the Lenders at the time it furnishes its financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer, in the form of Exhibit F, setting forth reasonably detailed calculations demonstrating that the Borrower is in compliance with the covenants in Section 5.02. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01(a) or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01(a) contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

(b) Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Corporate Existence, Compliance with Laws, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, (i) preserve and maintain all of its material rights, privileges, licenses and franchises, including all tradenames, patents and other intellectual property necessary for its business, except to the extent the failure to preserve and maintain the same would not reasonably be expected to have a Material Adverse Effect, and (ii) preserve and maintain its legal existence, provided that nothing in this sentence shall prohibit any transaction not otherwise prohibited under Section 5.03(c). The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, statutes, rules, regulations and orders, including, without limitation, ERISA, the PATRIOT Act and all applicable environmental laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) Maintenance of Properties, Etc. The Borrower will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all of its Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain, and cause each of its Subsidiaries to maintain, appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of the Borrower and its Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

(e) Keeping of Books. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, UKGAAP or SAP, as applicable, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP, UKGAAP or SAP, as applicable.

(f) Visitation Rights. The Borrower will, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (in each case at their own expense (except as described below) and subject to Section 8.12 hereof) to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors; provided that, excluding any such examination or visit during the continuance of an Event of Default, the Administrative Agent and the Lenders shall not, collectively, exercise such rights more than once during any calendar year. In addition, subject to customary access agreements, at any time when an Event of Default has occurred and is continuing, the Borrower will, and will cause its Subsidiaries to, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their independent certified public accountants, and the Borrower will be responsible for the reasonable costs and expenses of the Administrative Agent and the Lenders and the agents and representatives thereof incurred in connection with this clause (f).

(g) Use of Proceeds.

(i) The Borrower will use the proceeds of the Loans only for the general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business (in compliance in all material respects with all applicable legal and regulatory requirements); provided that (i) no such use of the proceeds will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in violation of Regulations T, U or X and (ii) neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(ii) The Borrower shall use the Letters of Credit only as permitted by Section 2.03(g).

Section 5.02 Financial Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Minimum Net Worth. The Borrower will not permit Net Worth as of the last day of any fiscal quarter of the Borrower to be less than the sum of (i) $1,590,000,000 plus (ii) an amount equal to 50% of the Borrower’s Consolidated net income (if positive) for such fiscal quarter and for each prior fiscal quarter of the Borrower ending after the Closing Date plus (iii) an amount equal to 50% of the aggregate Net Equity Proceeds of any Equity Issuances made after the Closing Date.

(b) RBC Ratio. The Borrower will not permit the RBC Ratio of either HIC or CIC as of the last day of any fiscal quarter of the Borrower to be less than 175%.

(c) Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 35%.

Section 5.03 Negative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a) Financial Debt. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Financial Debt, except:

(i) Financial Debt created hereunder;

(ii) Financial Debt and commitments to provide Financial Debt existing on the date hereof and set forth on Schedule II;

(iii) Financial Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(iv) Financial Debt incurred pursuant to Securitization Transactions;

(v) Financial Debt in respect of capitalized lease obligations, synthetic lease obligations or secured by purchase money security interests, provided that the aggregate principal amount of Financial Debt permitted by this clause (v) shall not exceed $50,000,000 at any time outstanding;

(vi) Guaranties by the Borrower of Financial Debt incurred by its Subsidiaries otherwise permitted under this Section 5.03(a);

(vii) Financial Debt in respect of Hybrid Securities, Disqualified Equity Interests and Preferred Securities issued by the Borrower or any trust or other special purpose entity formed by the Borrower as to which no Subsidiary (other than any such trust or other special purpose entity) of the Borrower has any obligation;

(viii) Financial Debt in respect of subordinated securities of the Borrower so long as (a) the obligations of the Borrower thereunder are unsecured and fully subordinated as to payment and performance in all respects to all of the Obligations of the Borrower under this Agreement, (b) no Subsidiary of the Borrower has any obligations thereunder and (c) such subordinated securities do not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest thereon, and in any event is not payable, falling due or capable of falling due, prior to at least 91 days after the Commitment Termination Date, provided that the Borrower shall be permitted to make cash interest payments pursuant to the terms of such other subordinated securities so long as (x) no payment Default or Event of Default has occurred and is continuing and (y) the interest rate in respect thereof shall be based on prevailing market rates at the time of issuance of such other subordinated securities;

(ix) Financial Debt in respect of borrowings from a Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank;

(x) Financial Debt associated with the CitySquare Project; provided, that the aggregate principal amount of Financial Debt permitted by this clause shall not exceed $75,000,000 at any time outstanding;

(xi) Financial Debt assumed in connection with any Acquisition, provided that such Financial Debt is not incurred in contemplation of such Acquisition and no other Subsidiary (other than the Subsidiary being acquired, if applicable) has any liability or obligations in respect of such Financial Debt;

(xii) Financial Debt incurred by the Borrower in addition to the foregoing;

(xiii) Financial Debt incurred by the Subsidiaries of the Borrower, provided that the aggregate principal amount of Financial Debt permitted by this clause shall not exceed $75,000,000 at any time outstanding;

(xiv) Financial Debt in respect of letters of credit issued for the benefit of Insurance Regulatory Authorities and letters of credit issued in support of funds at the Society and Corporation of Lloyd’s requirements (including any such Financial Debt set forth on Schedule II); and

(xv) Any extension, renewal or replacement of any of the foregoing Financial Debt that (A) does not include Financial Debt of an obligor that was not an obligor with respect to the Financial Debt being extended, renewed or replaced, (B) does not increase the outstanding principal amount of the Financial Debt being extended, renewed or replaced except by an amount equal to unpaid accrued interest thereon, prepayment premiums not exceeding 5% of the outstanding principal amount of such Financial Debt, and fees and expenses incurred in connection with such extension, renewal or replacement, and by an amount equal to any existing commitments unutilized thereunder and (C) in the case of Financial Debt that is subordinated in right of payment to the Obligations, is subordinated to at least the same extent as, and has a maturity not earlier than, and weighted average life to maturity not shorter than, the Financial Debt being renewed or replaced.

For purposes of determining compliance with this Section 5.03(a), the Borrower will be entitled to divide an item of Financial Debt that meets the criteria of one of the categories of Financial Debt described in clauses (i) through (xv) above between such applicable clause and any other applicable clause.

(b) Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens.

(c) Mergers, Etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the Property (whether now owned or hereafter acquired) of the Borrower or such Material Subsidiary to, any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Material Subsidiary may merge into (1) the Borrower in a transaction in which the Borrower is the surviving corporation or (2) any other Subsidiary, (ii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iii) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (iv) any Material Subsidiary may engage in a disposition permitted by Section 5.03(d).

(d) Disposition of Assets. The Borrower will not, and will not permit any of its Material Subsidiaries to, sell, lease, transfer or otherwise dispose of any substantial part of its Property, or grant any option or other right to purchase, lease or otherwise acquire any such Property, except (i) sales of inventory in the ordinary course of its business, (ii) sales of assets which are not material to the operation of the Borrower or such Material Subsidiaries or are no longer used or useful in connection with the operation of the Borrower or such Material Subsidiaries, (iii) transfers of Property by the Borrower or any Material Subsidiary to the Borrower or any other Subsidiary, (iv) dispositions pursuant to Securitization Transactions, (v) dispositions in connection with the CitySquare Project, and (vi) other dispositions during the term of this Agreement, the net cash proceeds of which shall not exceed in the aggregate 7.5% of the Net Worth of the Borrower and its Subsidiaries (determined as of the end of the most recent fiscal quarter for which financial statements are available).

(e) Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

(f) Line of Business. The Borrower will not, and will not permit any of its Material Subsidiaries to, make any material change in the nature or conduct of the business of the Borrower or such Material Subsidiary as conducted on the date hereof.

(g) Anti-dividend-block. Except to the extent required by applicable law, statute, rule, regulation, order or agreement with regulators, the Borrower will not permit any of its Subsidiaries to agree to or have in effect any contractual restriction on the payment of dividends or the making of other distributions to the Borrower (each, a “Burdensome Agreement”) other than:

(i) Burdensome Agreements (A) in existence on the date hereof (to the extent not otherwise permitted by this Section 5.03(g)) that are listed on Schedule IV hereto and (B) to the extent Burdensome Agreements permitted by clause (A) are contained in an agreement evidencing Financial Debt, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Financial Debt so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Burdensome Agreement or include any other Subsidiaries as parties thereto;

(ii) Burdensome Agreements that are binding on a Subsidiary of the Borrower at the time such Person first becomes a Subsidiary of the Borrower, so long as such Burdensome Agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower;

(iii) Burdensome Agreements that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(iv) Burdensome Agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary of the Borrower;

(v) Burdensome Agreements that are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vi) Burdensome Agreements that are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(vii) Burdensome Agreements to the extent set forth in an agreement evidencing Financial Debt of the Borrower permitted under Section 5.03(a).

(h) Restricted Payments. At any time after the occurrence and during the continuance of any Event of Default under Section 6.01(a), Section 6.01(c) (only if such Event of Default arises due to the Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 5.01(a)(i), Section 5.01(a)(ii) or Section 5.02), Section 6.01(d), Section 6.01(e), Section 6.01(f), or Section 6.01(j), the Borrower shall not, directly or indirectly declare or make, or agree to make, directly or indirectly, any Restricted Payment other than Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower by any future, present or former employee, director, officer, manager or consultant (or any Immediate Family Member thereof) of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower (or of any direct or indirect parent of the Borrower) in connection with any such repurchase, retirement or other acquisition or retirement). Notwithstanding the foregoing, the restrictions contained in this Section 5.03(h) shall not prohibit the Borrower from directly or indirectly declaring or making, or agreeing to make, directly or indirectly, any Restricted Payment at any time (i) there are no Loans outstanding under this Agreement and (ii) the Borrower has delivered to the Administrative Agent (and the Administrative Agent is in possession of) cash collateral in an amount equal to 103% of the aggregate Stated Amount of all Letters of Credit outstanding hereunder as contemplated by Section 2.03(f).

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01 Events of Default. The following events shall be Events of Default (each, an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or in respect of any L/C Disbursement, any Commitment Fee, any Letter of Credit Fee, or any other fee or Obligation payable hereunder or under any other Loan Document when due and such failure remains unremedied for three Business Days;

(b) Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made;

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a)(iii), 5.01(c)(ii), 5.01(g), 5.02 or 5.03; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent;

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of any Debt (other than Debt hereunder) having an aggregate outstanding principal amount of more than $50,000,000 or its equivalent in other currencies (such Debt, “Material Debt”), when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt (either individually or in the aggregate), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material Debt, or to require the same to be prepaid or defeased (other than by a regularly required payment);

(e) The Borrower or any of the Borrower’s Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Borrower’s Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any of the Borrower’s Material Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of the Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) In connection with the actual or alleged insolvency of the Borrower or any Material Insurance Subsidiary, any Insurance Regulatory Authority shall appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a “conservator”) for the Borrower or such Material Insurance Subsidiary, or cause possession of all or any substantial portion of the Property of the Borrower or such Material Insurance Subsidiary to be taken by any conservator;

(g) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(i) There shall occur a Change in Control; and

(j) This Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any Subsidiary, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any Subsidiary shall repudiate or deny in writing any portion of its liability or obligations hereunder, other than in each case due to the satisfaction in full of the Obligations and the termination of the Commitments hereunder.

Section 6.02 Remedies. If any Event of Default shall occur and be continuing, then the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the Commitments and the Issuing Banks’ obligation to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Loans, all interest thereon and all other amounts whatsoever payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) direct the Borrower to Cash Collateralize all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) in an amount of cash equal to 103% of the aggregate Stated Amount thereof, such amount to be held by the Administrative Agent in such Borrower’s Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 2.03(f), (iv) terminate any Letter of Credit or give a notice of nonrewal in respect thereof if permitted in accordance with its terms, and (v) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law; provided, however, that in the event of an Event of Default with respect to the Borrower or any Material Subsidiary of the kind referred to in clause (e) of Section 6.01 above or with respect to the Borrower or any Material Insurance Subsidiary of the kind referred to in clause (f) of Section 6.01 above, (A) the Commitments and the Issuing Banks’ obligations to issue Letters of Credit shall automatically terminate and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01 Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and each Lender hereby authorizes Wells Fargo to act as Administrative Agent in accordance with the terms hereof. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein. Except as expressly set forth herein, the provisions of this ARTICLE 7 are solely for the benefit of the Administrative Agent and Lenders and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 7.02 Power and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder as are specifically delegated or granted to the Administrative Agent by the terms hereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof, a fiduciary relationship in respect of any Lender; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof except as expressly set forth herein.

Section 7.03 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or for any representations, warranties, recitals or statements made herein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender in connection herewith and the transactions contemplated hereby or for the financial condition or business affairs of the Borrower or its Subsidiaries or any other Person liable for the payment of any obligations hereunder, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. None of the Administrative Agent nor any of its officers, partners, members, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent hereunder or in connection herewith except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or from the exercise of any power, discretion or authority vested in it hereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 8.01) and, upon receipt of such instructions from the Majority Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 8.01).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 7.03 and of Section 7.06 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 7.03 and of Section 7.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and its Subsidiaries and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to the Borrower, any Subsidiary of the Borrower, any Lender or any other Person and none of the Borrower, any Subsidiary of the Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 7.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 7.05 Lenders’ Representations, Warranties and Acknowledgement.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document.

Section 7.06 Right to Indemnity. Each Lender, in proportion to its pro rata share of the Commitments or the aggregate principal amount of outstanding Loans hereunder, severally agrees to indemnify the Administrative Agent and the Lead Arrangers, to the extent that the Administrative Agent and the Lead Arrangers shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Lead Arrangers in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent or the Lead Arrangers in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any Lead Arranger’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Lead Arrangers for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof as determined based on the principal amount of such Lender’s Commitments or outstanding Loans hereunder as a percentage of the aggregate principal amount of the total Commitments or outstanding Loans of the Lenders; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 7.07 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Administrative Agent shall appoint a financial institution to act as the Administrative Agent hereunder, subject to the consent of the Borrower and the Majority Lenders, not to be unreasonably withheld, conditioned or delayed, and the Administrative Agent’s resignation shall become effective upon the acceptance of such successor Administrative Agent by the Borrower and the Majority Lenders. Notwithstanding the foregoing, if either the Majority Lenders or the Borrower have not accepted the appointment of a successor Administrative Agent within ninety (90) days after the retiring Administrative Agent gives notice of its appointment of a financial institution to act as the Administrative Agent hereunder, then the Majority Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all sums received and held for the account of the Lenders (not otherwise distributed to the Lenders) and all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder other than obligations under Section 8.12. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this ARTICLE 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 7.08 Lead Arrangers, Etc. The Lead Arrangers, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement, in their capacities as such, shall have no obligation, liability or responsibility hereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase the Commitment of any Lender or subject it to any additional obligations, (b) reduce the principal of, or interest on, any Loan, any Reimbursement Obligation or any fee or other amounts payable hereunder or (c) postpone any date fixed for any payment of principal of, or interest on, any Loan or Reimbursement Obligation or any fee or other amount payable hereunder, or extend any Letter of Credit (other than an extension thereof pursuant to an “evergreen provision” or other similar automatic renewal provisions or as contemplated by Section 2.03); and provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or Reimbursement Obligations, or the number or percentage of Lenders that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Loan Document

(including as set forth in the definition of “Majority Lenders”), (iii) amend this Section 8.01, or (iv) change or waive any provision of Section 2.13(a), any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Fronting Bank or the L/C Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Fronting Bank, or the L/C Agent, as applicable, under this Agreement or any other Loan Document. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms treats any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five Business Days following the posting of such amendment to the Lenders.

Section 8.02 Notices, Etc.

(a) Any notice or other communication herein required or permitted to be given to the Borrower, the Administrative Agent or any Lead Arranger, shall be sent to such Person’s address as set forth below, and in the case of any Lender, the address as indicated in such Lender’s Administrative Questionnaire or otherwise indicated by such Lender to the Administrative Agent in writing. Except as otherwise set forth in Section 8.02(b), each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Administrative Agent or a Lead Arranger shall be effective until received by such Person; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 7.03(c) hereto as designated by the Administrative Agent from time to time.

(i) if to the Borrower, to The Hanover Insurance Group, Inc., Attention: David Greenfield (Telecopy No. 508-926-4587), email: dgreenfield@hanover.com, with a copy to The Hanover Insurance Group, Inc., Attention J. Kendall Huber (Telecopy No. 508-926-1926), email jhuber@hanover.com;

(ii) if to the Administrative Agent, to (i) Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd., Building 1B1, Charlotte, North Carolina 28262, Mailcode NC MAC1109-019, Attention: Syndication Agency Services, Telecopy No. (704) 590-2790, email: Agencyservices.requests@wachovia.com, and (ii) Wells Fargo Bank, National Association, 301 S. College Street, Charlotte, North Carolina 28288, Mailcode MAC D1053-150, Attention: Karen Hanke, Telecopy: (704) 715-1486, email: karen.hanke@wachovia.com; and

(iii) if to any other Lender, to it at its address (or telecopy number or email) set forth in its Administrative Questionnaire.

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Issuing Banks, the Lead Arrangers and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or to any Lender pursuant to ARTICLE 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, noninfringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Borrower, each Lender, and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Any party hereto may change its address (street or email) or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, to the Borrower and the Administrative Agent).

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, and administration of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and disbursements of one counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any, incurred by the Administrative Agent or any Lender in connection with any waiver, modification or enforcement of this Agreement and the other documents to be delivered hereunder, including, without limitation, the fees, disbursements and other charges of counsel for the Administrative Agent, but limited to one counsel for the Lenders and the Administrative Agent taken as a whole and, in the case of any actual or potential conflict of interest, one additional counsel to each group of affected parties similarly situated taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, each Lead Arranger, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors, partners, members and representatives (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities, penalties, judgments, costs, expenses and disbursements (including fees and disbursements of counsel, but limited to one counsel for the Indemnified Parties taken as a whole and, in the case of any actual or potential conflict of interest, one additional counsel to each group of affected Indemnified Parties similarly situated taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction)), of any kind or nature whatsoever, joint or several, that may be imposed on, incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or relating to this Agreement and the other Loan Documents or any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the other Loan Documents, the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans or the Letters of Credit, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in ARTICLE 3 are satisfied or the other transactions contemplated by this Agreement or the other Loan Documents are consummated, except to the extent any of the foregoing results from (i) such Indemnified Party’s gross negligence or willful misconduct or its material breach in bad faith of its obligations under this Agreement or any other Loan Document, in each case as determined in a final and nonappealable judgment by a court of competent jurisdiction, or (ii) any dispute solely among Indemnified Parties other than (x) any claims against any Lead Arranger or the Administrative Agent in their capacities as such or in fulfilling their customary duties with respect thereto or any similar role under this Agreement or under any other Loan Document and (y) any claims arising out of any act or omission on the part of the Borrower or its Affiliates (as determined by a court of competent jurisdiction by a final and nonappealable judgment). Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to any claim for indemnification under this Section 8.04(b) in respect of any taxes, which are subject to indemnification pursuant solely to Section 2.14 of this Agreement. Each party hereto agrees not to assert any claim against any other party hereto, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans or the Letters of Credit (provided that this provision shall not limit the Borrower’s indemnification obligations set forth above, including, without limitation, as to any claims by an Indemnified Party in violation of this sentence). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including any Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except those due to such Indemnified Party’s gross negligence, breach in bad faith of its obligations, or willful misconduct as determined in a final and nonappealable judgment by a court of competent jurisdiction.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Loan is made other than on the last day of an Interest Period for such Loan as a result of any optional or mandatory prepayment, acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason whatsoever, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it reasonably incurs as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

Section 8.05 Binding Effect. This Agreement shall become effective upon satisfaction of the conditions set forth in Section 3.01 and delivery of the notice by the Administrative Agent referred to therein and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.06 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Extensions (including for purposes of this Section 8.06(b), participations in Participated Letters of Credit) at the time owing to it); provided, that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Extensions or the Commitment assigned;

(iii) any assignment of a Commitment or Credit Extension must be approved by the Administrative Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of such Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 8.04 and subject to its obligations under Section 8.12 with respect to facts and circumstances occurring prior to such effective date; provided, however, that (i) each Syndicated Letter of Credit outstanding on the effective date specified in the Assignment and Assumption shall be amended as soon as possible to replace the assigning Lender with the Eligible Assignee, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder, and (ii) until each such Syndicated Letter of Credit has been amended in accordance with this subsection, the assigning Lender shall be deemed to have sold and transferred to the Eligible Assignee, and such Eligible Assignee shall be deemed irrevocably and unconditionally to have purchased and received from such assigning Lender, without recourse or warranty, an undivided interest and participation, to the extent of such assigning Lender’s Ratable Share, in such Syndicated Letter of Credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to any Person, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Credit Extensions (including such Lender’s participations in Participated Letters of Credit) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 8.06(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Credit Extensions or its other obligations under this Agreement) except to the extent that any relevant party, acting reasonably and in good faith, determines that such disclosure is necessary to establish that such Commitment, Credit Extension or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS or any other taxing authority, or required under section 5f.103-1(c) of the United States Treasury Regulations, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS or such other relevant taxing authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 8.01 that affects such Participant or any thereof described in the second proviso of Section 8.01. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04(c) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender, without the consent of the Borrower or the Administrative Agent may at any time grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

Section 8.07 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Consent to Jurisdiction. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto, or any of the obligations under this Agreement, shall be brought in any federal court of the United States of America sitting in the borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court of competent jurisdiction in the city or county of New York. By executing and delivering this agreement, each party hereto irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address provided in accordance with Section 8.02; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the Borrower and its Subsidiaries in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against each other party hereto in the courts of any other jurisdiction in connection with the enforcement of any judgment.

Section 8.08 Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart hereof may be executed and delivered via telecopier or other electronic means, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

Section 8.10 Survival. The obligations of the Borrower under Sections 2.02(b), 2.11, 2.14 and 8.04, and the obligations of the Lenders under Section 7.06, shall survive the repayment of the Loans, the termination of the Commitments and the repayment of the Letters of Credit. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

Section 8.11 Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees that it will maintain in confidence and will not disclose, publish or disseminate any confidential information designated as such by the Borrower which it has or shall acquire in connection herewith relating to the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, except that such information may be disclosed if and to the extent that: (a) such information is in the public domain at the time of disclosure except as a result of a breach of this paragraph by the disclosing party; (b) such information is required to be disclosed by subpoena or similar process of applicable law or regulations, provided that such Person agrees that it will, to the extent permissible and practicable, give the Borrower prompt notice of such disclosure; (c) such information is requested to be disclosed to any regulatory or administrative body, commission or self-regulatory body to whose jurisdiction it may be subject or that reasonably claims authority to regulate or oversee any aspect of its business or that of any of its affiliates; (d) such information is disclosed to counsel, auditors or other professional advisors to such Person, and to any affiliates of such Person, and to its and its affiliates’ respective partners, members, directors, officers, employees, agents and other representatives, provided that such counsel, auditors, advisors, affiliates, partners, members, directors, officers, employees, agents, advisors and other representatives are advised to keep such information confidential as set forth herein; (e) such information is disclosed in connection with any litigation or dispute between it and the Borrower concerning this Agreement; (f) such information is disclosed to any other party hereto; (g) such information is disclosed, subject to an agreement containing provisions substantially the same as or no less restrictive than those in this Section 8.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder; and (h) such information is disclosed with the consent of the Borrower and (i) such information is disclosed to any rating agency when required by such rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from the Administrative Agent or any Lender. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement.

Section 8.13 No Fiduciary Relationship. The Administrative Agent, each Lead Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries, their stockholders and/or their affiliates. Borrower agrees that nothing herein or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its Subsidiaries, its stockholders or its affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

Section 8.14 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 8.15 Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders or the Fronting Bank have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Lenders and Fronting Bank shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender or the Fronting Bank receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

THE HANOVER INSURANCE GROUP, INC.

By
Name:
Title:

Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Fronting Bank and L/C Agent

By
Name:
Title:

By
Name:
Title:

Lenders

[Lender]

By
Name:
Title: